Exhibit 10.1

February 26, 2019

Eiger BioPharmaceuticals, Inc.

2155 Park Boulevard

Palo Alto, CA 94306

Stephana Patton

894 De Haro Street

San Francisco, CA 94107

Re:Employment Terms

Dear Stephana,

Eiger BioPharmaceuticals, Inc. (“Eiger” or the “Company”) is pleased to offer you employment on the following terms.

Duties, Compensation and Benefits

You will serve as the General Counsel, Corporate Secretary, and Chief Compliance Officer, reporting to the President and Chief Executive Officer.  You will work at our facility located at 2155 Park Boulevard in Palo Alto, California.  Of course, Eiger may change your position, duties, and work location from time to time in its discretion.

Your salary will be $335,000 per year, less payroll deductions and withholdings.  You will be paid semi-monthly.

In addition, you will be eligible for an annual bonus, targeted at 35% of your base salary.  Whether you receive this bonus, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon your performance, the Company’s performance and such other criteria that the Company deems relevant. Any bonus shall be paid within thirty (30) days after the Company’s determination that a bonus shall be awarded.  You must be employed on the day that your bonus (if any) is paid in order to earn the bonus.  Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and without additional compensation, for such extended hours or additional time as appropriate to manage your responsibilities.

You will be eligible for the following standard Company benefits:  medical insurance, paid time off (PTO), 401(K), Employee Stock Purchase Plan (ESPP) and holidays.  Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review.  Eiger may change compensation and benefits from time to time in its discretion.

Subject to approval by the Company’s Board of Directors (the “Board”), under the Eiger Equity Incentive Plan (the “Plan”), the Company shall grant you an option to purchase 90,000 shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant.  The Option will be subject to the terms and conditions of the Plan and your grant agreement.  Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

As an Eiger employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.  As a condition of employment, you must sign and comply with the attached Employee Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Eiger proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

At Will Employment; Severance

Your employment with the Company will be “at-will.”  You may terminate your employment with Eiger at any time and for any reason whatsoever simply by notifying Eiger.  Likewise, Eiger may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Eiger.

If, after you complete one (1) year of employment with the Company, the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits:

(i)

an amount equal to six (6) months of your then current base salary, less all applicable withholdings and deductions, paid over such six (6) month period, on the schedule described below (the “Salary Continuation”);

(ii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the six (6) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease (the “Paid COBRA Benefits”); and

(iii)	acceleration of the vesting of the Option as of the date of termination as to 50% of the then-unvested shares subject to the Option.

If, after you complete six (6) months of employment with the Company, there is a Change of Control (as defined below), and within one (1) year after the effective date of that Change in Control, the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, or you resign for Good Reason (as defined below), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits:

(i)

an amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, on the schedule described below (the “Salary Continuation”);

(ii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease (the “Paid COBRA Benefits”); and

(iii)	acceleration of the vesting of the Option as of the date of termination as to 100% of the then-unvested shares subject to the Option.

Your receipt of any of the severance benefits set forth above is conditional upon your continuing to comply with your legal and contractual obligations to the Company and your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date.  The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service.  On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

Definitions

A “Change in Control” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Change in Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof approved by two-thirds of the outstanding shares of preferred stock of the Company.

For purposes of this letter agreement, “Good Reason” shall mean the occurrence of any of the following without your consent: (i) relocation of your principal place of employment of over 50 miles; or (ii) a material reduction in your responsibilities or compensation (that is not otherwise applicable to the other members of the management team).  You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days after the existence of such event, and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and you resign his employment within thirty (30) days after the end of such cure period.

For purposes of this letter agreement, “Cause” shall mean that in the reasonable determination of the Board, you commit any felony or crime involving moral turpitude, participate in any fraud against the Company, willfully breach your duties to the Company, wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach any material provision of the Agreement, the Proprietary Information and Inventions Agreement or any other agreement entered into with the Company.

Section 409A

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

Miscellaneous

This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Eiger.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Eiger.

Please sign and date this letter, and the enclosed Employee Proprietary Information and Inventions Agreement and return them to me by February 26, 2019, if you wish to accept employment at Eiger under the terms described above.  If you accept our offer, we would like you to start on March 18, 2019.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

David Cory
President and Chief Executive Officer

Accepted:

Stephana Patton

February 26, 2019
Date

Attachment:  Employee Proprietary Information and Inventions Agreement